License Agreement



     This Agreement is made and entered into between the University of Houston (hereinafter UH), an agency of the State of Texas pursuant to Chapter 111, Texas Education Code, and having offices at the Office for Intellectual Property Management, E. Cullen Bldg., Room 316, 4800 Calhoun St., Houston, TX 77204, and Digital Image Enhancement Technologies, Inc. (hereinafter LICENSEE), a corporation of Plant City, Florida having offices at 202 South Wheeler Street, Plant City, Florida 33566.

     Whereas UH is Owner by assignment from Donald Kouri, David Hoffman, Zhuoer Shi, Hiaxian Wang, Gemunu Gunaratne, Ioannis Kakadiarias, Mark Arnold, DeSheng, Zhang of their entire right, title and interest in United States Patent Applications found in Appendix A, in the foreign patent applications corresponding thereto, and in the inventions described and claimed therein; and

     Whereas UH is committed to policy that ideas or creative works produced at UH should be used for the greatest possible public benefit; and

     Whereas UH accordingly believes that every reasonable incentive should be provided for the prompt introduction of such ideas into public use, all in a manner consistent with the public interest; and

     Whereas LICENSEE is desirous of obtaining an exclusive world-wide license in order to practice the above referenced invention covered by patent rights in the United States and in certain foreign countries, and to manufacture, use and sell in the commercial market the products made in accordance therewith; and

     Whereas UH is desirous of granting such a license to LICENSEE in accordance with the terms of this Agreement.

Now therefore, in consideration of the foregoing premises, the parties agree as follows:



                                    ARTICLE I

                                   DEFINITIONS


     1.1 PATENT RIGHTS shall mean United States patents and patent applications found in Appendix A, the inventions described and claimed therein, and any divisions, continuations, continuations-in-part to the extent the claims are
directed  to  subject  matter  specifically   described  in
patents or patent applications in Appendix A, patents issuing thereon or reissues thereof; and any and all foreign patents and patent applications corresponding thereto; which will be automatically incorporated in and added to this Agreement and shall periodically be added to Appendix A attached to this Agreement and made a part thereof for the field of use as defined in 1.7

     1.2 LICENSED PRODUCTS shall mean products, including without limitation machines, manufactures, or compositions of matter claimed in PATENT RIGHTS or products made in accordance with or by means of LICENSED PROCESSES.

     1.3 LICENSED PROCESSES shall mean the processes claimed in PATENT RIGHTS.

     1.4 LICENSED SERVICES shall mean any service provided that utilizes LICENSED PRODUCTS or LICENSED PROCESSES

     1.4 NET SALES shall mean the amount billed or invoiced on sales of LICENSED PRODUCTS, LICENSED SERVICES, and products produced using LICENSED PROCESSES less:

     (a)  Customary  trade,   quantity  or  cash  discounts  and  non-affiliated
          brokers' or agents' commissions actually allowed and taken;

     (b)  Amounts repaid or credited by reason of rejection or return; and/or

     (c) To the extent separately stated on purchase orders, invoices or other documents of sale, taxes levied on and/or other governmental charges made as to production, sale, transportation, delivery or use and paid by or on behalf of LICENSEE.

     1.5 AFFILIATES shall mean any company, corporation, or business in which LICENSEE owns or controls at least fifty percent (50%) of the voting stock.

     1.6 NET SERVICE FEES shall mean the amount billed or invoiced for LICENSED SERVICES.

     1.7 FIELD shall mean MRI medical image enhancement.



                                   ARTICLE II

                                      GRANT


     2.1 UH hereby grants to LICENSEE and LICENSEE accepts, subject to the terms and conditions hereof, a worldwide license in the FIELD under PATENT RIGHTS, to make and have made, to use and have used, to sell and have sold the LICENSED PRODUCTS, to practice the LICENSED PROCESSES, and to provide LICENSED SERVICES for a term of 20 (twenty) years or the expiration of all issued patents included in PATENT RIGHTS, whichever is longer. Such license shall include the right to grant sublicenses, subject to UH's approval which approval shall not be unreasonably withheld. In order to provide LICENSEE with a period of exclusivity, UH agrees it will not grant licenses under PATENT RIGHTS to others except as required by UH's obligations in paragraph 2.2 or as permitted in paragraph 2.2. LICENSEE agrees during the period of exclusivity of this license in the United States that any LICENSED PRODUCT produced for sale in the United States will be manufactured substantially in the United States.

     2.2 The granting and acceptance of this license is subject to the following conditions:

     (a) UH's Board of Regents Policies, University of Houston System, February 16, 1994 (Paragraph 11.08 on Intellectual Property), Public Law 96-517, Public Law 98-620 and UH's obligations under agreements with other sponsors of research. Any right granted in this Agreement greater than that permitted under Public Law 96-517 or Public Law 98-620 shall be subject to modification as may be required to conform to the provisions of that statute.

     (b) UH shall have the right to make and to use and to grant non-exclusive licenses to make and to use, for research purposes only and not for any commercial purpose, the subject matter described and claimed in PATENT RIGHTS.

     (e) All sublicenses granted by LICENSEE hereunder shall include a requirement that the sublicensee use its best efforts to bring the subject matter of the sublicense into commercial use as quickly as is reasonably possible and shall bind the sublicensee to meet LICENSEE's obligations to UH under this Agreement and a copy of this Agreement shall be attached to such sublicense agreements. Royalties charged for sublicenses by LICENSEE shall not be in excess of normal trade practice. Copies of all sublicense agreements shall be provided to UH.

     (f) In the event that LICENSEE is unable or unwilling to grant sublicenses, either as suggested by UH or a potential sublicensee or otherwise, UH may directly license such potential sublicensee unless LICENSEE reasonably satisfies UH that such sublicense would be contrary to sound and reasonable business practice and that the granting of such sublicense would not materially increase the availability to the public of LICENSED PRODUCTS, LICENSED PROCESSES, or LICENSED SERVICES.

     (g) A license in any other field of use in addition to the FIELD shall be the subject of a separate agreement and shall require LICENSEE'S submission of evidence, satisfactory to UH, demonstrating its willingness and ability to develop and commercialize the kinds of products or processes likely to be encompassed in such other field. If UH has non-exclusively licensed in such other field prior to LICENSEE'S request, UH shall grant to LICENSEE a non-exclusive license under terms and conditions at least as favorable as the previous non-exclusive license.

     2.3 LICENSEE shall use commercially reasonable efforts to introduce the LICENSED PRODUCTS, LICENSED PROCESSES, and LICENSED SERVICES into the commercial market as soon as practicable, consistent with sound and reasonable business practices and judgment; thereafter, until the expiration of this Agreement, LICENSEE shall endeavor to keep LICENSED PRODUCTS, LICENSED PROCESSES, and LICENSED SERVICES reasonably available to the public.

     2.3 Upon expiration of the period of exclusivity of this license, UH may at its sole option extend the period of exclusivity, extend the license on a non-exclusive basis, or permit the license to terminate.

     2.4 UH hereby grants to LICENSEE the right to extend the licenses granted or to be granted in paragraphs 2.1 and 2.4 to an AFFILIATE subject to the terms and conditions hereof.

     2.5 All rights reserved to the United States Government and others under Public Law 96-517 and 98-620 shall remain and shall in no way be affected by this Agreement.


                                   ARTICLE III

                                    ROYALTIES


     3.1 LICENSEE shall pay to UH a non-refundable license fee in the sum of $8,000 (eight thousand dollars) upon execution of this Agreement.

     3.2 LICENSEE shall grant UH a 7.0% (seven percent) equitable ownership interest in LICENSEE.

     3.2 (a) LICENSEE shall pay UH, during the term of the license a royalty of 3.0% (three percent) of the NET SALES of LICENSEE. LICENSEE shall pay UH, during the term of the license, a royalty of 1.0% (one percent) of the NET SERVICE FEES of LICENSEE.

          (b) LICENSEE shall pay UH, during the term of the license, a royalty equal to the greater of

               i. 50% (fifty percent) of all payments, calculated based on NET SALES by AFFILIATES or sublicenses, that LICENSEE receives from AFFILIATES or sublicensees, or

               ii. 1.5% (one and one-half percent) of NET SALES by AFFILIATES or sublicensees

          (c) LICENSEE shall pay UH, during the term of the license, a royalty equal to the greater of

               iii. 50% (fifty percent) of all payments, calculated based on NET
                    SERVICE FEES due to LICENSED SERVICES rendered by AFFILIATES or sublicenses, that LICENSEE receives from AFFILIATES or sublicensees, or

               iv. 0.5% (one-half percent) of NET SERVICE FEES due to LICENSED SERVICES rendered by AFFILIATES or sublicenses

          (b) If this license is converted to a non-exclusive one and if other non-exclusive licenses are granted, the above royalties shall not exceed the royalty being paid by other licensees during the term of the non-exclusive license. In this case, UH may, in its sole discretion, reduce the royalties under this license.

     3.3 Notwithstanding section 3.3, LICENSEE shall pay UH at least the following amount in minimum royalties:

          (a)  $10,000 (ten thousand dollars) on May 1, 2004.

          (b) $15,000 (fifteen thousand dollars) on May 1 of each year after the year 2005.


                                   ARTICLE IV

                                    REPORTING

     4.1 Within six months of signing this Agreement, LICENSEE will provide UH a written research and development plan under which LICENSEE intends to bring the subject matter of the licenses granted hereunder into commercial use upon execution of this Agreement. Such plan includes projections of sales and proposed marketing efforts.

     4.2 LICENSEE shall provide written annual reports within sixty (60) days after June 30 of each calendar year which shall include but not be limited to: reports of progress on research and development, regulatory approvals, manufacturing, sublicensing, services, marketing and sales during the preceding twelve (12) months as well as plans for the coming year. If progress differs from that anticipated in the plan provided under 4.1, LICENSEE shall explain the reasons for the difference and propose a modified plan for UH's review and approval. LICENSEE shall also provide any reasonable additional data UH requires to evaluate LICENSEE'S performance.

     4.3 LICENSEE shall report to UH the date of first sale of LICENSED PRODUCTS (or results of LICENSED PROCESSES) and in each country within thirty (30) days of occurrence.

     4.4 LICENSEE shall report to UH the date of the first LICENSED SERVICE rendered in each country within thirty (30) days of occurrence

     4.4 (a) LICENSEE agrees to submit to UH within sixty (60) days after the calendar half years ending June 30 and December 31, reports setting forth for the preceding six (6) month period at least the following information:

          i) the number of the LICENSED PRODUCTS sold by LICENSEE, its AFFILIATES, and sublicensees in each country;

          ii)  total billings for such LICENSED PRODUCTS;

          iii) an accounting for all LICENSED PROCESSES used or sold;

          iv)  deductions applicable to determine the NET SALES thereof;

          v)   the amount of royalty due on NET SALES;

          vi) the number of LICENSED SERVICES rendered by LICENSEE, its AFFILIATES, and sublicensees in each country;

          vii) NET SERVICE FEES;

          viii) the amount of royalties due on NET SERVICE FEES;

and with each such royalty report to pay the amount of royalty due. Such report shall be certified as correct by an officer of LICENSEE and shall include a detailed listing of all deductions from royalties as specified herein. If no royalties are due to UH for any reporting period, the written report shall so state. If royalties for any calendar year do not equal or exceed the minimum royalties established in paragraph 3.3, LICENSEE shall include the balance of the minimum royalty with the payment for the half year ending December 31.

     (b) All payments due hereunder shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the New York Times or, if not in the Times, then in the Wall Street Journal) on the last working day of each royalty period. Such payments shall be without deduction of exchange, collection or other charges.

     (c) All such reports shall be maintained in confidence by UH, except as required by law, including Public Law 96-517 and 98620.

     (d) Late payments shall be subject to an interest charge of 5% (five percent) per month, If this interest rate is found by a court of competent jurisdiction to be usurious under the laws of the State of Texas, this interest rate may be reduced to the maximum rate allowable under the laws of the State of Texas, but this shall not have any effect on any other provision in this license.



                                    ARTICLE V

                                 RECORD KEEPING

     5.1 LICENSEE shall keep, and shall require its AFFILIATES and sublicensees to keep, accurate and correct records of LICENSED PRODUCTS made, used or sold, LICENSED PROCESSES made, used, or sold, and LICENSED SERVICES rendered, appropriate to determine the amount of royalties due hereunder to UH. Such records shall be retained for at least three (3) years following a given reporting period. They shall be available during normal business hours for inspection at the expense of UH by UH's Internal Audit Department or by a Certified Public Accountant selected by UH and approved by LICENSEE for the sole purpose of verifying reports and payments hereunder. Such accountant shall not disclose to UH any information other than information relating to accuracy of reports and payments made under this Agreement. In the event that any such inspection shows an underreporting and underpayment in excess of five percent (5%) for any twelve (12) month period, then LICENSEE shall pay the cost of such examination as well as any additional sum that would have been payable to UH had the LICENSEE reported correctly, plus interest computed under section 4.5(d).


                                   ARTICLE VI

               DOMESTIC AND FOREIGN PATENT FILING AND MAINTENANCE

     6.1 LICENSEE shall reimburse UH for all reasonable expenses UH has incurred for the preparation, filing, prosecution and maintenance of PATENT RIGHTS. Reimbursement for such expenses is due ninety (90) days after execution of this Agreement. LICENSEE shall reimburse UH for all such future expenses ninety (90) days after receipt of invoices from UH. Late payment of these invoices shall be subject to interest charges computed under section 4.5(d).

     6.2 In the event that UH exclusively licenses the PATENT RIGHTS in a field of use, other than the FIELD, to any party other than LICENSEE, its AFFILIATES, or its sublicenses, UH shall reimburse LICENSEE the other party's pro rata portion of expenses LICENSEE has paid under section 6.1.

     6.3 UH shall take responsibility for the preparation, filing, prosecution and maintenance of any and all patent applications and patents included in PATENT RIGHTS, provided however that UH shall first consult with LICENSEE as to the preparation, filing, prosecution and maintenance of such patent applications and patents and shall furnish to LICENSEE copies of documents relevant to any such preparation, filing, prosecution or maintenance.

     6.2 UH and LICENSEE shall cooperate fully in the preparation, filing, prosecution and maintenance of PATENT RIGHTS and of all patents and patent applications licensed to LICENSEE hereunder, executing all papers and instruments or requiring members of UH to execute such papers and instruments so as to enable UH to apply for, to prosecute and to maintain patent applications and patents in UH's name in any country. Each party shall provide to the other prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents.

     6.3 If LICENSEE elects to no longer pay the expenses of a patent application or patent included within PATENT RIGHTS, LICENSEE shall notify UH not less than sixty (60) days prior to such action and shall thereby surrender its rights under such patent or patent application.

                                   ARTICLE VII

                                  INFRINGEMENT

     7.1 With respect to any PATENT RIGHTS under which LICENSEE is exclusively licensed pursuant to this Agreement, LICENSEE, its AFFILIATES, or its sublicensee shall have the right to prosecute in its own name and at its own expense any infringement of such patent, so long as such license is exclusive at the time of the commencement of such action. UH agrees to notify LICENSEE promptly of each infringement of such patents of which UH is or becomes aware. Before LICENSEE or its sublicensees commences an action with respect to any infringement of such patents, LICENSEE shall give careful consideration to the views of UH and to potential effects on the public interest in making its decision whether or not to sue and in the case of a LICENSEE sublicense, shall report such views to the sublicensee.

     7.2 If LICENSEE or its sublicensee elects to commence an action as described above and UH is a legally indispensable party to such action, UH shall have the right to assign to LICENSEE all of UH's right, title and interest in each patent which is a part of the PATENT RIGHTS and is the subject of such action (subject to all UH's obligations to the government and others having rights in such patent). In the event that UH makes such an assignment, such assignment shall be irrevocable, and such action by LICENSEE on that patent or patents shall thereafter be brought or continued without UH as a party, if UH is no longer an indispensable party. Notwithstanding any such assignment to LICENSEE by UH and regardless of whether UH is or is not an indispensable party, UH shall cooperate fully with LICENSEE in connection with any such action. In the event that any patent is assigned to LICENSEE by UH, pursuant to this paragraph, such assignment shall require LICENSEE to continue to meet its obligations under this Agreement as if the assigned patent or patent application were still licensed to LICENSEE.

     7.3 If LICENSEE or its sublicensee elects to commence an action described above and UH is a legally indispensable party to such action, UH may join the action as a co-plaintiff. Upon doing so, UH shall jointly control the action with LICENSEE or its sublicensee.

     7.4 LICENSEE shall reimburse UH for any costs it incurs as part of an action brought by LICENSEE or its sublicensee, irrespective of whether UH shall become a co-plaintiff.

     7.5 If LICENSEE or its sublicensee elects to commence an action as described above, LICENSEE may reduce, by up to fifty percent (50 %), the royalty due to UH earned under the patent subject to suit by fifty percent (50 %) of the amount of the expenses and costs of such action, including attorney fees. In the event that such fifty percent (50 %) of such expenses and costs exceed the amount of royalties withheld by LICENSEE for any calendar year, LICENSEE may to that extent reduce the royalties due to UH from LICENSEE in succeeding calendar years, but never by more than fifty percent (50 %) of the royalty due in any one year.

     7.6 No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of UH, which consent shall not be unreasonably withheld.

     7.7 Recoveries or reimbursements from such action shall first be applied to reimburse LICENSEE and UH for litigation costs not paid from royalties and then to reimburse UH for royalties withheld. Any remaining recoveries or reimbursements shall be shared equally by LICENSEE and UH.

     7.8 In the event that LICENSEE and its sublicensee, if any, elect not to exercise their right to prosecute an infringement of the PATENT RIGHTS pursuant to the above paragraphs, UH may do so at its own expense, controlling such action and retaining all recoveries therefrom.

     7.9 If a declaratory judgment action alleging invalidity of any of the PATENT RIGHTS shall be brought against LICENSEE, or UH, then UH, at its sole option, shall have the right to intervene and take over the sole defense of the action at its own expense.

                                  ARTICLE VIII

                            TERMINATION OF AGREEMENT

     8.1  UH  shall  have  the  right  to   terminate  or  render  this  license
          non-exclusive at any time after two (2) years from the date of license if, in UH's reasonable judgment, LICENSEE:

          (i) has not put the LICENSED PRODUCTS, LICENSED PROCESSES, or LICENSED SERVICES into commercial use, directly or through a sublicense, and is not keeping the LICENSED PRODUCTS, LICENSED PROCESSES, or LICENSED SERVICES reasonably available to the public, or

          (ii) is   not   demonstrably   engaged   in   research,   development,
               manufacturing, marketing or licensing program, as appropriate, directed toward this end.

          In making this determination UH shall take into account the normal course of such programs conducted with sound and reasonable business practices and judgment and shall take into account the reports provided hereunder by LICENSEE.

     8.2 In the event LICENSEE fails to make payments due under Article III, VI, or VII, UH shall have the right to terminate this Agreement upon thirty (30) days written notice, unless LICENSEE makes such payments plus interest within the thirty (30) day notice period. If payments are not so made, UH may immediately terminate this Agreement.

     8.3 In the event that LICENSEE shall be in default in the performance of any obligation under this Agreement (other than as provided in 8.2 above which shall take precedence over any other default), and if the default has not been remedied within thirty (30) days after the date of notice from UH to LICENSEE in writing of such default, UH may terminate this Agreement immediately by written notice.

     8.4 In the event that LICENSEE shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it, UH shall have the right to terminate this entire Agreement immediately upon giving LICENSEE written notice of such termination.

     8.5 Any sublicenses granted by LICENSEE under this Agreement shall provide for termination or assignment to UH, at the option of UH, of Licensee's interest therein upon termination of this Agreement.

     8.7 Sections 8.5, 9.2, 9.4, and 9.5 of this Agreement shall survive termination.


                                   ARTICLE IX

                                     GENERAL

     9.1 UH represents and warrants that Donald Kouri, David Hoffman, Zhuoer Shi, Hiaxian Wang, Gemunu Gunaratne, Ioannis Kakadiarias, Mark Arnold, DeSheng, Zhang have assigned to UH their entire right, title, and interest in the patent applications or patents comprising the PATENT RIGHTS and that UH has the authority to issue licenses under said PATENT RIGHTS. UH does not warrant the validity of the PATENT RIGHTS licensed hereunder and makes no representations whatsoever with regard to the scope of the licensed PATENT RIGHTS or that such PATENT RIGHTS may be exploited by LICENSEE, an AFFILIATE, or sublicensee without infringing other patents.

     9.2 UH EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR EXPRESS WARRANTIES AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PATENT RIGHTS OR INFORMATION SUPPLIED BY UH, LICENSED PROCESSES, LICENSED PRODUCTS, OR LICENSED SERVICES CONTEMPLATED BY THIS AGREEMENT.

     9.3 (a) LICENSEE shall indemnify, defend and hold harmless UH and its current or former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expenses (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement.

          (b) LICENSEE agrees, at its own expense, to provide attorneys reasonably acceptable to UH to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

          (c) Beginning at the time as any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE or by a sublicensee, AFFILIATE or agent of LICENSEE, LICENSEE shall, at its sole cost and expense, procure and maintain comprehensive general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. During clinical trials of any such product, process or service, LICENSEE shall, at its sole cost and expense, procure and maintain comprehensive general liability insurance in such equal or lesser amount as UH shall require, naming the Indemnitees as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Licensee's indemnification under this Agreement. If LICENSEE elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to UH. The minimum amounts of insurance coverage required shall not be construed to create a limit of Licensee's liability with respect to its indemnification under this Agreement.

          (d) LICENSEE shall provide UH with written evidence of such insurance upon request of UH. LICENSEE shall provide UH with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if LICENSEE does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, UH shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

          (e) LICENSEE shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by LICENSEE or by a sublicensee, AFFILIATE or agent of LICENSEE and (ii) a reasonable period after the period referred to in (e) (i) above which in no event shall be less than fifteen (15) years.

     9.4 LICENSEE shall not use UH's name or any adaptation of it in any advertising, promotional or sales literature without the prior written assent of UH.

     9.5 Without the prior written approval of UH, the entire license granted pursuant to this Agreement shall not be transferred by LICENSEE to any party other than to a successor to the business interest of LICENSEE relating to the PATENT RIGHTS. This Agreement shall be binding upon the successors, legal representatives and assignees of UH and LICENSEE.

     9.6 This Agreement, and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of action), shall be governed by and construed in accordance with the laws of the State of Texas (exclusive of the conflict of law provisions thereof). With regard to any dispute arising out of or relating to this Agreement and to the extent permitted by applicable law, each of the parties submit to the non-exclusive jurisdiction of any state or federal court sitting in Houston, Harris County, Texas and agrees that all claims with respect to such action or proceeding may be heard and determined in such court.

     9.7 LICENSEE agrees to comply with all applicable laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. LICENSEE hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by LICENSEE or its AFFILIATES or sublicensees, and that it will defend and hold UH harmless in the event of any legal action of any nature occasioned by such violation.

     9.8 Written notices required to be given under this Agreement shall be addressed as follows:

If to UH:         Office of Intellectual Property Management
                  Vice Chancellor for Research and Intellectual
                  Property Management, UH System
                  University of Houston

                  E. Cullen Bldg., Room 316
                  4800 Calhoun St.
                  Houston, TX 77204-2163

If to LICENSEE:

                  Digital Image Enhancement Technologies, Inc.
                  202 South Wheeler Street
                  Plant City, Florida 33566



or such other address as either party may request in writing.

     9.9 Should a court of competent jurisdiction later consider any provision of this Agreement to be invalid, illegal, or unenforceable, it shall be considered severed from this Agreement. All other provisions, rights and obligations shall continue without regard to the severed provision, provided that the remaining provisions of this Agreement are in accordance with the intention of the parties.

     9.10 Neither party shall be held liable for failure to fulfill its obligations hereunder if such failure is due to a natural calamity, act of government, or similar cause beyond the control of such party.

     9.11 This Agreement constitutes the entire understanding between the parties and neither party shall be obligated by any condition or representation other than those expressly stated herein or as may be subsequently agreed to by the parties hereto in writing.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.


         The effective date of this Agreement is May 7th , 2002.


/s/ Arthur C. Vailas                             Date: 5/06/2002
------------------------------                        ---------------------
Arthur C. Vailas
Vice Chancellor for Research and Intellectual Property Management, UH System


Approved as to form by:

/s/ John P. Warren, Jr.                          Date: 5/06/2002
-------------------------------                       ---------------------
John P. Warren, Jr.
Associate General Counsel


Digital Image Enhancement Technologies, Inc


By:/s/ Uwe Reischl                               Date:  5/07/02
   -----------------------------                      ---------------------
Uwe Reischl, MD, Ph.D., President

Appendix A
The following comprise PATENT RIGHTS:

1.       United States Provisional Patent Application Number 09/266,963.
2.       Patent Cooperation Treaty Patent Application Number PCT/US99/05426.